EXHIBIT 99.1


   Adept Technology, Inc. Reports Third Quarter Fiscal 2007 Results

                    Sales Increase 14% Sequentially
             Gaining Traction in Vertical Market Strategy


    LIVERMORE, Calif.--(BUSINESS WIRE)--May 14, 2007--Adept
Technology, Inc. (NASDAQ: ADEP), the leading provider of intelligent vision-guided robotics and global robotics services, today announced financial results for its fiscal 2007 third quarter, ended March 31, 2007.

    Revenues in the third quarter of fiscal 2007 were $12.6 million, down 16% year-over-year from $15.1 million in the third quarter of fiscal 2006 due to ongoing weakness in certain of the Company's traditional markets over the past several months. On a sequential basis, sales in the fiscal 2007 third quarter grew 14% from the $11.1 million reported in the second quarter of fiscal 2007.

    Adept has been investing in new products and infrastructure to take advantage of specific high-growth vertical markets globally, including Data Management, Life Sciences, Packaging and Semiconductor/Solar, and to increase sales in Europe and Asia, while transitioning its U.S. revenue base away from slowing industrial markets.

    Gross margin in the third quarter of fiscal 2007 was 45.7% of revenue, compared with 45.3% of revenue in the third quarter of fiscal 2006 and 35.1% of revenue in the second quarter of fiscal 2007. Improvements in gross margin in the third quarter of fiscal 2007 compared with the previous quarter were the result of improved absorption of manufacturing expenses, increased standard margin on Viper robots due to the availability of MotionBLOX 60 functionality and lower manufacturing costs on remanufactured robots.

    Operating expenses in the third quarter of 2007 were $8.3 million, and included a $1.9 million non-cash expense associated with the settlement of a dispute by Crosslink Capital Partners with the Company, emanating from an investment of $10 million made by Crosslink in the Company in June 2006. Under the terms of the settlement of its dispute with the Company, described in the 8-K filed by the Company on May 14, 2007, Crosslink will receive an additional 225,000 shares of Adept stock; the parties exchanged mutual releases waiving claims associated with Crosslink Capital Partners' investment in the Company; and Crosslink will continue to maintain its representation on Adept's Board of Directors. Excluding the non-cash $1.9 million settlement expense, fiscal third quarter operating expenses were $6.5 million, essentially flat with $6.6 million in the second quarter of fiscal 2007. Including the non-cash $1.9 million settlement expense, Adept recorded an operating loss of $2.6 million in the third quarter of fiscal 2007, compared with an operating income of $0.2 million in the same quarter of the previous year.

    Net loss was $2.4 million or $0.32 per basic and diluted share for the third quarter of fiscal 2007, compared with net income of $0.2 million, or $0.03 per basic and $0.02 per diluted share, for the same period of the prior year.

    Adept's cash and short-term investment balance at March 31, 2006 was $11.0 million, as compared to $11.7 million at December 31, 2006.

    During the fiscal 2007 third quarter, Adept:

    -- Shipped and saw installation of its first QUATTRO robot, targeted at the high-speed Packaging industry;

    -- Signed new OEM customers for medical device and surgical assist applications in the Life Sciences market;

    -- Shipped record levels of product to European customers from its manufacturing and distribution center in Dortmund, Germany, executing on Adept's strategy to create a more local relationship with European customers and thereby improve market share;

    -- Announced a portfolio of UL and Class 1 clean room products to address the stringent environmental product requirements in the Life Sciences and Data Management verticals;

    -- Improved service revenues and margins by focusing on inventory used in remanufactured robots and evergreen part sales; and

    -- Signed new distributors in both Australia and South America in order to increase market coverage as part of the Company's reallocation of sales productivity resources.

    Robert Bucher, chief executive officer of Adept, commented, "As expected, our Cobra and Viper sales into Europe remained strong, which when combined with traction by QUATTRO and our new inverted COBRA product in the French packaging industry, produced a record European quarter.

    "To further strengthen our product set in Europe, we continued our investment in the Solar vertical in the third quarter. Our investments in high-growth vertical markets position Adept with a strong product portfolio to address growing revenue opportunities with increased value. While transitioning our business remains a long-term proposition, we continue to make progress in penetrating new verticals, as we saw with both the Packaging and Life Sciences markets in the third quarter.

    "We also made progress in plans and programs that are designed to rebalance our sales and operational resources to support our target vertical markets much more cost efficiently. We will continue to see progress on these programs in the June quarter," concluded Bucher.

    Conference Call and Simultaneous Webcast

    Robert Bucher, Chief Executive Officer, and Steven Moore, Vice President and Chief Financial Officer, will host an investor conference call today, May 14, 2007, at 5:00 P.M. Eastern Time to review the Company's financial and operating performance for the third quarter of fiscal 2007. The Company intends not to provide statements regarding the Company's anticipated future financial performance. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available from Monday, May 14, 2007 to Friday, May 18, 2007. Listeners should call 719-457-0820 or 888-203-1112 and use CODE No. "6339418".

    About Adept Technology, Inc.

    Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    All trade names are either trademarks or registered trademarks of their respective holders.

    Forward-Looking Statements

    This press release contains certain forward-looking statements including statements regarding our products, the markets we serve, sources of revenues, market opportunities for Adept's growth, cost reduction activities and impact on margins, that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, factors affecting our fluctuating operating results, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; financial and operating risks and regulatory requirements associated with the company's international operations; customers' ability to pay invoices in a timely manner; the risk that some of customers may become insolvent; the company's restructuring efforts and limited cash resources; the cyclicality of capital spending of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; company's highly competitive industry; rapid technological change within the intelligent automation industry; lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the company's outsourced manufacturing dependence and risks associated with sole or single sources of supply and lengthy procurement lead times; risks associated with the seasonality of the company's products; risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; the need to hire and retain qualified personnel and to complete acquisitions to expand operations; risks associated with variations in our gross margins based on factors which are not always in the company's control or risks related to the company's potential inability to strengthen its internal controls over financial reporting.

    For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the company's annual report on Form 10-K for the fiscal year ended June 30, 2006 and quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2006, which include the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors contained therein.



                        ADEPT TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                Three Months Ended  Nine Months Ended
                                --------------------------------------
                                March 31, April 1, March 31, April 1,
                                   2007     2006      2007     2006
                                --------------------------------------

Revenues                         $ 12,594 $ 15,074  $ 36,423 $ 42,694
Cost of revenues                    6,840    8,241    20,852   22,493
                                --------------------------------------
Gross margin                        5,754    6,833    15,571   20,201
Operating expenses:
 Research, development and
  engineering                       1,917    1,741     5,272    5,380
 Selling, general and
  administrative                    4,554    4,830    14,746   14,848
 Settlement expense                 1,861       --     1,861       --
 Amortization of other
  intangibles                          --       49        33      146
                                --------------------------------------
Total operating expenses            8,332    6,620    21,912   20,374
                                --------------------------------------

Operating income (loss)            (2,578)     213    (6,341)    (173)

Interest income (expense), net         98      (17)      345      (65)
Currency exchange gain (loss)          32      (17)      157     (206)
                                --------------------------------------

Income (loss) before income
 taxes                             (2,448)     179    (5,839)    (444)
Provision for (reversal of)
 income taxes                          (8)       7         1        2
                                --------------------------------------
Net income (loss)                $ (2,440)$    172    (5,840)$   (446)
                                ======================================

 Basic net income (loss) per
  share                          $  (0.32)$   0.03  $  (0.76)$  (0.07)
                                ======================================

 Diluted net income (loss) per
  share                          $  (0.32)$   0.02  $  (0.76)$  (0.07)
                                ======================================

Basic number of shares used in
 computing per share amounts:       7,671    6,414     7,635    6,237
                                ======================================


Diluted number of shares used in
 computing per share amounts:       7,671    7,092     7,635    6,237
                                ======================================




                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                                   March 31  June 30,
                                                     2007      2006
                                                   --------- ---------
ASSETS

Current assets:
 Cash and cash equivalents                         $  5,756  $ 10,062
 Short-term investments                               5,194     3,995
 Accounts receivable, less allowance for doubtful
  accounts of $436 at March 31, 2007 and $496 at
  June 30, 2006                                      10,283    11,591
 Inventories, net                                    10,357    11,600
 Prepaid expenses and other current assets              682       439
                                                   --------- ---------

      Total current assets                           32,272    37,687

                                                   --------- ---------
Property and equipment, net                           3,741     2,596
Goodwill                                              3,176     3,176
Other intangibles, net                                   --        34
Other assets                                            239       199
                                                   --------- ---------

      Total assets                                 $ 39,428  $ 43,692
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                  $  4,939  $  6,952
 Accrued settlement expense                           1,861        --
 Accrued warranty expenses                            1,342     1,638
 Other accrued liabilities                            1,980     1,980
                                                   --------- ---------

      Total current liabilities                      10,122    10,570

Long term liabilities                                   411       433

Total stockholders' equity                           28,895    32,689
                                                   --------- ---------

      Total liabilities and stockholders' equity   $ 39,428  $ 43,692
                                                   ========= =========



    CONTACT: Adept Technology, Inc.
             Steven L. Moore, Chief Financial Officer, 925-245-3400 investor.relations@adept.com